Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-169151

Free Writing Prospectus, dated September 12, 2011

GE Capital Credit Card Master Note Trust
Issuing Entity

RFS Holding, L.L.C. Depositor	GE Money Bank Sponsor
Series 2011-3 Asset Backed Notes

The depositor has prepared a preliminary prospectus supplement dated September 12, 2011 and prospectus dated September 12, 2011 which describe the Series 2011-3, Class A notes and Class B notes (the “offered notes”) to be issued by the issuing entity.  You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the offered notes.

Ratings

The depositor expects that the offered notes issued by the issuing entity will receive the indicated ratings, or higher ratings, from the nationally recognized statistical rating organizations listed below.

	Moody’s	Fitch
Class A notes	Aaa (sf)	AAA (sf)
Class B notes	A2 (sf)	A (sf)

It is a condition to the issuance of the offered notes that the offered notes receive at least the ratings listed above.

Underwriters of the Class A notes and the Class B Notes

Citigroup	RBC Capital Markets

J.P. Morgan
Loop Capital Markets
Natixis

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling 1-866-375-6829.